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                                                                       EXHIBIT 6

                             STOCK OPTION AGREEMENT

       Consolidated Technology Group Ltd., a New York corporation (the "Company"), hereby grants to Richard Young ("Optionee") certain options (the "Options") to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"), which are more fully described Schedule A to this Agreement as either Incentive Stock Option ("ISO") and/or Nonqualified Stock Option ("NQSO"). This Agreement amends and restates as of May 18, 1999, the option previously granted by the Company's board of directors on April 22, 1999. The Options are granted pursuant to, and subject to the terms, conditions and limitations of, the Company's 1999 Long-Term Incentive Plan (the "Plan") adopted by the Company's board of directors, subject to shareholder approval. In the event that the Plan is not approved by the Company's shareholders, the Options shall terminate and be of no force and effect, and the Optionee shall have no rights under this Agreement. Unless otherwise indicated herein, defined terms in the Plan and not otherwise defined in this Agreement shall have the meaning in this Agreement as in the Plan.

       1. Option Price. The exercise price (the "Option Price") per share of Common Stock issuable upon exercise of the Options shall be as set forth in Schedule A. The Company's board of directors has approved, subject to shareholder approval, a one-for-30 reverse split of the Common Stock (the "Reverse Split"). In the event that the Reverse Split is approved by the shareholders not later than April 21, 2000, the number of shares subject to the Option shall not be affected by the Reverse Split, although the Option Price shall be increased as set forth in said Schedule A.

       2. Description of Options. The Optionee is granted an ISO and/or a NQSO to purchase the number of shares of Common Stock of the Company as is set forth in Schedule A.

       3.   Exercise of Options.

            A. Schedule of Rights to Exercise. The Options shall vest and become exercisable fully on the Initial Vesting Date and shall expire at 5:30 P.M. Houston, Texas time, on April 21, 2004. The Initial Vesting Date shall mean the later of (i) the date the Plan is approved by the Company's shareholders or
(ii) the date that the Company's Market Capitalization, as hereinafter defined, is at least $25,000,000. The period during which the Options may be exercised is referred to as the Option Exercise Period. To the extent that the Options become exercisable, they shall be called "Vested Options."

            B. Market Capitalization. "Market Capitalization" shall mean the product of (i) the total number of shares of Common Stock which, on the date as of which the computation is made, are either (a) outstanding or (b) issuable upon conversion of outstanding shares of preferred stock, and (ii) the average closing price of the Common Stock on the date as of which the computation is made, as reported by the principal stock exchange or market on which the Common Stock is traded; provided, that if, on such day there are no reported sales of Common


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Stock, the closing bid price on such date shall be used. In the event that the
Common Stock is not traded on any exchange or market that reports closing prices, the closing bid price as reported by the National Quotation Bureau, Inc. shall be used.

            C.   Effect of Termination of Employment.

                 (i) In the event that Optionee's employment with the Company shall be terminated for Good Reason, as defined in Optionee's employment agreement with the Company, the Options shall terminate on the effective date of such termination of employment, and the Optionee shall have no further rights to exercise the Option.

                 (ii) If the Optionee's termination of employment with the Company without "Good Reason," all of the Options that have not then become Vested Options shall expire, and the Vested Options shall be exercisable as follows:

                       (a) If the Optionee's employment terminates on account of a disability (as defined in the Plan), the Vested Options may be exercised for a period of twelve (12) months following the effective date of such termination (but not later than the last day of the Option Exercise Period), at which time the Options shall expire.

                       (b) If the Optionee's employment terminates on account of death, the Vested Options may be exercised for a period of six (6) months following the date of death (but not later than the last day of the Option Exercise Period), at which time the Options shall expire.

                       (c) If the Optionee's employment terminates for any reason other than as provided in Paragraph 3(C)(i) or 3(C)(ii)(a) or (b), the Vested Options may be exercised for a period of three (3) months following the effective date of such termination of employment (but not later than the last day of the Option Exercise Period), at which time the Options shall expire.

            D. Method of Exercise. Vested Options may be exercised, in whole or in part, by the Optionee providing the Company a written notice in the form of Schedule B-1 to this Agreement.

            E. Payment. Payment of the Option Price shall be made by certified or bank check or the Optionee's personal check, provided, however, that if the Optionee delivers a personal check, the shares of Common Stock issuable upon exercise of the Option shall not be issued until the Company has been advised by its bank that the check has cleared. In addition, the Option may be exercised by delivery of shares of Common Stock having a value, based on the market price of the Common Stock, on the date of exercise equal to the Option Price payable for the shares of Common Stock issuable upon such exercise. A partial exercise of the Vested Options granted hereunder does not waive an Optionee's right to a later exercise of some or all of the remaining Vested Options.


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            F.   Stock Appreciation Rights, The Optionee shall be entitled to stock appreciation rights, as described and governed by Section 6 of the Plan; provided, however, that upon exercise of the stock appreciation rights, the Optionee shall be entitled to receive shares of Common Stock and not cash. Stock appreciation rights shall be exercised by the Optionee providing the Company a written notice in the form of Schedule B-2 to this Agreement.

            G. Compliance with Law. Anything in this Option to the contrary notwithstanding, the Optionee agrees that he will not exercise the Option, and that the Company will not be obligated to issue any shares of Common Stock pursuant to this Option, if the exercise of the Option or the issuance of such shares shall constitute a violation by the Optionee or by the Company of any provisions of any law or of any regulation of any governmental authority. Any determination by the Committee in this connection shall be final, binding and conclusive. In this connection, the Optionee understands that, unless the issuance of the Optioned Shares is registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the shares of Common Stock issuable upon exercise of the Option, if and when issued, will be restricted securities, as defined in Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act.

            4. Adjustment Provisions. The number of shares of Common Stock subject to the Option and the Option Price shall be adjusted in accordance with generally accepted accounting principles in the event of a stock dividend, stock split, stock distribution, reverse split or other combination of shares, recapitalization or otherwise, which affects the Common Stock; provided, however, that this Paragraph 4 shall not apply to the Reverse Split, which shall be governed by Paragraph 1 of this Option. In addition to or in lieu of, the adjustments referred to in the preceding sentence, the number of shares subject to the Option and the Option Price may also be adjusted pursuant to Paragraph 3(c) of the Plan.

            5. No Rights to Continued Employment. Nothing in this Agreement shall be construed (a) as an employment agreement or (b) to grant the Optionee any rights to continue as an employee, officer or director of the Company or of a parent, subsidiary or affiliate of the Company.

            6.   Estoppel Provision: Additional Provisions.

                 (A) The Optionee shall have no interest in and shall not be entitled to any voting rights or any dividend or other rights or privileges of a shareholder of the Company with respect to any shares of Common Stock issuable upon exercise of this Option prior to the exercise of this Option and payment of the Option Price.

                 (B) The Company shall not be liable or bound in any manner by any oral or written statement, representation, or other information pertaining to the Stock, the Company or any affiliate of the Company unless the same are specifically set forth herein. The Optionee's acceptance hereof represents his agreement and acknowledgment that the Company has not made and is not making any representation or warranty either express or implied, concerning the Stock


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or any matter or thing relating to or affecting the Company or any of its affiliates except as specifically set forth in this Agreement.

                 (C) Optionee specifically acknowledges his understanding that sales or other dispositions of any shares of Stock made in reliance upon Rule 144 under the Securities Act of 1993, as amended (the "Act") can be made only in limited amounts in accordance with the terms and conditions of such Rule.

                 (D) To the extent that any of the Options are ISOs, the Optionee agrees to notify the Company in writing, within 30 days of any disposition (whether by sale exchange, gift or otherwise) of shares of Stock pursuant to such ISOs purchased under this Agreement, within two (2) years from the Grant Date, as set forth on Schedule A, or within one year of the issuance of such shares of Common Stock to the Employee upon exercise of a Vested Option.

                 (E) This Instrument of Grant shall be construed and governed in accordance with the laws of the State of New York without applying its conflict of laws principles.

            7. Plan. This Agreement is subject to the terms and conditions of the Plan, a copy of which is attached hereto and incorporated by reference herein. In the event of a conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and control. The Committee shall have sole authority, in its absolute discretion, to construe and interpret this Agreement and to make all other determinations it deems necessary or advisable for the administration of this Agreement. Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof, and hereby accept this Option subject to all the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

                             CONSOLIDATED TECHNOLOGY GROUP LTD.

                             By:
                                --------------------------------------------
                                Frank DeLape, Chairman and CEO

                             OPTIONEE:


                             -----------------------------------------------
                             Richard Young


                             -----------------------------------------------
                             (address and Social Security Number)


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                                   SCHEDULE A


       Richard Young                                         April 22, 1999
       -------------                                         --------------
        (Optionee)                                           (Grant date)

                                                             April 21, 2004
                                                             --------------
                                                             (Expiration Date)

       Incentive Stock Option ("ISO")
       ------------------------------

            Number of shares subject ISO                         None

       Non-qualified Stock Option ("NQSO")
       -----------------------------------

            Number of shares subject NQSO                        250,000

            Option price for each share subject to a NQSO          $0.14

       Note: Pursuant to Paragraphs 1 of the Agreement, if the Reverse Split is approved by the Company's shareholders, the NQSO will become an option to purchase 250,000 shares of Common Stock at $4.20 per share.

       TOTAL NUMBER OF SHARES SUBJECT TO OPTIONS                 250,000


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                                  SCHEDULE B-1

       Date:

Consolidated Technology Group Ltd.
700 Gemini Street
Houston, Texas 77058
Attention: President

                                   Re:  Stock Option Exercise pursuant to
                                        Agreement dated May 18, 1999


Gentlemen:


            I hereby exercise the above-referenced option to the extent of ________ shares of Common Stock, and I am tendering with this Notice full payment of the Purchase Price in the manner provided in Stock Option Agreement with respect to the shares of Common Stock as to which this Option is being exercised. I further represent and warrant to the Company that I am aware of the tax consequences of my exercise of the option.

                                   Very truly yours,


                                   Richard Young


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                                  SCHEDULE B-2

Date:

Consolidated Technology Group Ltd.
700 Gemini Street
Houston, Texas 77058
Attention: President

                              Re: Stock Appreciation Right Exercise pursuant to Agreement dated May 18, 1999


Gentlemen:

            I hereby exercise my stock appreciation rights to the extent of _______ shares of Common Stock. The number of shares of Common Stock to be issued upon this exercise shall be determined pursuant to Paragraph 6(b) of the Plan. I further represent and warrant to the Company that I am aware of the tax consequences of my exercise of the option.

                                   Very truly yours,


                                   Richard Young


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